CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form 1-A of our report dated June 27, 2023 of WeSave, Inc. relating to the audit of the financial statements for the calendar year ended December 31, 2022 and the inception period from October 28, 2021 through December 31, 2021,and the reference to our firm under the caption “Experts” in the Registration Statement.

INDIGO SPIRE CPA Group

Aurora, CO

July 31, 2023